Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

between

DXP Enterprises, Inc.

and

HWC wire & cable company

dated as of

October 3, 2016

TABLE OF CONTENTS

Article I	Definitions	1
Article II	Purchase and sale	1
2.01	Purchase and Sale	1
2.02	Purchase Price	1
2.03	Transactions to be Effected at the Closing	1
2.04	Closing	3
Article III	Purchase Price Adjustment	3
3.01	Pre-Adjustment Purchase Price Statement	3
3.02	Final Adjustment Amount	3
3.03	Adjustments	5
3.04	Final Payment	5
Article IV	Representations and Warranties of Seller	5
4.01	Organization and Authority of Seller	5
4.02	Organization, Authority and Qualification of the Company	5
4.03	Capitalization	6
4.04	Company Subsidiaries	6
4.05	No Conflicts; Consents	6
4.06	Financial Statements	7
4.07	Absence of Certain Changes, Events and Conditions	7
4.08	Material Contracts	8
4.09	Title to Assets; Real Property	9
4.10	Intellectual Property	10
4.11	Legal Proceedings; Governmental Orders	11
4.12	Compliance With Laws; Approvals	11
4.13	Environmental Matters	11
4.14	Employee Benefit Matters	12
4.15	Employment Matters	14
4.16	Taxes	15
4.17	Brokers	16
4.18	Solvency	16
4.19	Insurance	16
4.20	Customers	16
4.21	Suppliers	16

 i

4.22	Foreign Corrupt Practices Act	17
4.23	Conflict Minerals	17
4.24	Inventory	17
4.25	Receivables and Payables	17
4.26	Product Warranty; Product Liability	18
4.27	Books and Records	18
4.28	Banks; Powers of Attorney	18
4.29	Indemnification Claims	18
4.30	No Other Representations and Warranties	18
Article V	Representations and Warranties of Buyer	19
5.01	Organization and Authority of Buyer	19
5.02	No Conflicts; Consents	19
5.03	Investment Purpose	19
5.04	Availability of Funds; Financing	20
5.05	Solvency	20
5.06	Brokers	20
5.07	Legal Proceedings	20
5.08	Independent Investigation	20
Article VI	Covenants	20
6.01	Resignations	20
6.02	Employees; Benefit Plans	21
6.03	Labor Matters; WARN	22
6.04	Director and Officer Indemnification	22
6.05	Confidentiality	22
6.06	Books and Records	23
6.07	Public Announcements	23
6.08	Further Assurances	23
6.09	Certain Tax Matters	23
6.10	Non-competition; Non-solicitation.	26
6.11	Release	27
6.12	Insurance	27
Article VII	Indemnification	28
7.01	Survival	28
7.02	Indemnification By Seller	29
7.03	Indemnification By Buyer	29

7.04	Certain Limitations	29
7.05	Indemnification Procedures	31
7.06	Tax Treatment of Indemnification Payments	32
7.07	Exclusive Remedies; Non-Recourse	32
7.08	Other Indemnification Matters	33
Article VIII	Miscellaneous	34
8.01	Expenses	34
8.02	Notices	34
8.03	Interpretation	35
8.04	Headings	35
8.05	Severability	35
8.06	Entire Agreement	36
8.07	Successors and Assigns	36
8.08	Amendment and Modification; Waiver	36
8.09	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	36
8.10	Specific Performance	37
8.11	Seller Disclosure Letter	37
8.12	Counterparts	38

EXHIBITS
EXHIBIT A	GLOSSARY OF DEFINITIONS
EXHIBIT B	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT C	NET WORKING CAPITAL CALCULATION EXAMPLE
EXHIBIT D	FORM OF PARENT GUARANTY
EXHIBIT E	FORM OF RELEASE AGREEMENT

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 3, 2016, is entered into between DXP Enterprises, Inc., a Texas corporation (“Seller”), and HWC Wire & Cable Company, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of Common Stock (the “Shares”), of Vertex Corporate Holdings, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein (the “Acquisition”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Unless otherwise expressly provided to the contrary in this Agreement, capitalized terms used herein shall have the meanings set forth in Exhibit A hereto.

Article II
PURCHASE AND SALE

2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, for the consideration specified in Section 2.02.

2.02         Purchase Price.

(a)          The aggregate consideration to be paid by Buyer to Seller in connection with the purchase by Buyer of the Shares shall be an amount equal to (i) the Enterprise Value, plus (ii) the Closing Cash, minus (iii) the Closing Debt, plus (iv) the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital, minus (v) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital (collectively, the “Purchase Price”).

(b)          At Closing, Buyer shall pay to Seller the Pre-Adjustment Purchase Price by wire transfer of immediately available U.S. funds to the account or accounts and in the amounts specified in writing by Seller.

2.03         Transactions to be Effected at the Closing.

(a)          At the Closing, Buyer shall deliver to Seller:

(i)          the Pre-Adjustment Purchase Price by wire transfer of immediately available funds to the account or accounts and in the amounts specified in writing by Seller;

1

(ii)         a Transition Services Agreement whereby Seller and its Affiliates will provide certain specified services to the Company, substantially in the form of Exhibit B (the “Transition Services Agreement”), duly executed by Buyer;

(iii)        the Parent Guaranty, duly executed by Houston Wire & Cable Company, a Delaware corporation and sole stockholder of Buyer;

(iv)        a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and

(v)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(b)          At the Closing, Seller shall deliver to Buyer:

(i)          stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)         the Transition Services Agreement, duly executed by Seller;

(iii)        the resignations and Release Agreements, effective as of the Closing, pursuant to Section 6.01;

(iv)        the Consent to Stock Sale and Release of Guarantors, duly executed by the parties thereoto;

(v)         the Books and Records of each Company Group Entity, in accordance with the last sentence of Section 4.27;

(vi)        the Employment Agreements, in the form previously approved by Buyer, duly executed by Buyer and each of Mark Klosek, David Kujanek, Kevin Kourtz and John Sczerbinski;

(vii)       a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(viii)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

(ix)         a good standing certificate (or its equivalent) for each Company Group Entity from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each Company Group Entity is organized;

2

(x)          the Approvals set forth in Section 2.03(b)(x) of the Disclosure Letter, if any;

(xi)         a certificate from Seller conforming to the requirements of Treasury Regulations Section 1.445-2(b)(2), stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, dated as of the Closing Date and duly executed by Seller; and

(xii)        the form of termination statements in respect of the UCC financing statements listed in Section 4.09(a) of the Disclosure Letter, to be filed by counsel of Wells Fargo Bank, National Association, pursuant to the Bank Consent as defined in Section 2.03(b)(x) of the Disclosure Letter.

2.04         Closing. The purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Houston, Texas time, on the date hereof at the offices of Norton Rose Fulbright US LLP, 1301 McKinney Street, Suite 5100, Houston, Texas 77010, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Article III
PURCHASE PRICE ADJUSTMENT

3.01         Pre-Adjustment Purchase Price Statement. Seller has caused the Company to deliver to Buyer a statement (the “Pre-Adjustment Purchase Price Statement”), containing Seller’s good faith estimates of (a) a balance sheet of the Company as of the Closing Date and (b)(i) the Pre-Adjustment Purchase Price, (ii) the Closing Cash, (iii) the Closing Debt, if any, and (iv) the Net Working Capital (the “Estimated Net Working Capital”) and the Estimated Net Working Capital Adjustment, which estimates have been prepared in accordance with GAAP using the same accounting methods, policies, practices, principles and procedures, with consistent classifications, judgments and methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year, and as if such statement was being prepared as of a fiscal year end.

3.02         Final Adjustment Amount. The parties hereby covenant and agree as provided in this Section 3.02 and Sections 3.03 and 3.04 with respect to the adjustment and payment of the Purchase Price following the Closing:

(a)          As promptly as practicable after the Closing (but in no event later than 60 days after the Closing Date), Seller shall prepare and deliver to Buyer a statement (the “Post-Closing Statement”), which shall contain the balance sheet of the Company prepared as of the Closing Date (the “Final Balance Sheet”) and set forth in reasonable detail its calculation of the following: (i) the Post-Adjustment Purchase Price, (ii) the Closing Cash, (iii) the Closing Debt, if any, and (iv) the Net Working Capital based on the Final Balance Sheet (the “Final Net Working Capital”) and the Final Net Working Capital Adjustment, which shall be prepared in accordance with GAAP using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year, and as if such statement was being prepared as of a fiscal year end. The Post-Closing Statement shall be prepared based upon the information set forth in the Final Balance Sheet and consistent with the calculation of the Net Working Capital set forth in Exhibit C.

3

(b)          Buyer shall, and shall cause each Company Group Entity to, provide Seller or its Representatives reasonable access to all personnel, materials, Books and Records and other books and records of each Company Group Entity, including such supporting schedules, analyses, work papers and other underlying records or documentation as are reasonably necessary and appropriate for Seller to prepare the Final Balance Sheet, the Post-Closing Statement and the amount of the Final Net Working Capital. Buyer shall, and shall cause each Company Group Entity to, cooperate fully and promptly with Seller and its Representatives in such preparation, including providing answers to questions asked by Seller or its Representatives, and Buyer shall, and shall cause each Company Group Entity to, promptly make available to Seller and its Representatives any records that are reasonably requested by Seller or its Representatives. Similarly, Seller shall provide Buyer or its Representatives reasonable access to all personnel, materials, Books and Records, including such supporting schedules, analyses, work papers and other underlying records or documentation as are reasonably necessary and appropriate for Buyer or its Representatives to review and analyze the Final Balance Sheet, the Post-Closing Statement and the amount of the Final Net Working Capital. Seller shall promptly make available to Buyer and its Representatives any records that are reasonably requested by Buyer or its Representatives.

(c)          The Final Balance Sheet and the Post-Closing Statement submitted by Seller to Buyer shall become final and binding upon the parties 30 days following Buyer’s receipt thereof (the “Review Period”), unless Buyer, within the Review Period, has delivered to Seller written notice (the “Objection Notice”) of its objections to the Final Balance Sheet and the Post-Closing Statement, in which case the Final Balance Sheet and the Post-Closing Statement shall not be binding upon the parties and such dispute shall be resolved pursuant to Section 3.02(d).

(d)          After the receipt of the Objection Notice by Seller, Seller and Buyer shall meet by telephone, or at a mutually agreeable location, to discuss and attempt to reconcile their differences with respect to the disputed items set forth in the Objection Notice (the “Disputed Items”). If Seller and Buyer are unable to mutually resolve each of the Disputed Items within 30 days after receipt of the Objection Notice by Seller or by any mutually agreed extension thereof, then either Seller or Buyer may submit such Disputed Items for resolution to the Houston, Texas office of Deloitte & Touche (the “Arbiter”), which will be engaged to resolve such Disputed Items. If such accounting firm is unwilling to accept the engagement as the Arbiter, then another mutually agreed nationally or regionally recognized accounting firm that does not have an existing relationship with Buyer or Seller will be engaged to act as the Arbiter. The Arbiter will: (i) be jointly engaged by Buyer and Seller; (ii) be provided, within five Business Days of accepting the engagement, with a definitive written statement from Seller and Buyer of their respective positions with respect to the unresolved Disputed Item(s); (iii) be advised in the engagement letter that the parties accept the Arbiter as the appropriate Person to interpret this Article III for all purposes relevant to the resolution of the unresolved Disputed Item(s); (iv) be granted access to all materials, Books and Records and personnel of each Company Group Entity, Buyer and Seller; and (v) have 60 days to carry out a review, interview Buyer and Seller and prepare a written statement of its decision regarding the unresolved Disputed Item(s) and its determination of the Purchase Price, the Final Net Working Capital, the Final Net Working Capital Adjustment, the Closing Cash and the Closing Debt, as the case may be, based upon its decision regarding such Disputed Item(s). For the avoidance of doubt, the Arbiter shall not be requested to, nor shall the Arbiter, make any determination with respect to any item reflected in the Final Balance Sheet or the Post-Closing Statement that is not a Disputed Item submitted to the Arbiter in accordance with this Section 3.02(d). Seller and Buyer will each be provided the opportunity to present to the Arbiter any material such party deems relevant to the Arbiter’s determination. The decision of the Arbiter shall be final and binding upon the parties and shall be in substitution of, and precludes the bringing of, any actions in any court in connection with the resolution of any Disputed Item(s) under this Section 3.02(d). The fees and expenses of the Arbiter incurred in resolving the Disputed Items(s) (the “Arbiter Fees”) shall be paid 50/50 by Buyer and Seller prior to delivery of the Arbiter’s decision then will be reapportioned between Buyer and Seller based on the aggregate dollar amount of the amount in dispute and inversely related to the relative result of the Seller and Buyer’s disputed claims as determined by the Arbiter. For example, if the aggregate dollar amount in dispute is $1,000,000 and the relative result of Seller and Buyer’s disputed claims as determined by the Arbiter is $900,000 and $100,000, respectively, then Buyer will be apportioned responsibility for 90% of the Arbiter Fees and Seller will be apportioned responsibility for 10% of the Arbiter Fees.

4

3.03         Adjustments. Immediately after the Final Balance Sheet and the Post-Closing Statement become final and binding upon the parties in accordance with Section 3.02(c) or 3.02(d), the Post-Adjustment Purchase Price shall be calculated therefrom.

3.04         Final Payment. No later than the fifth Business Day after the determination of the Post-Adjustment Purchase Price pursuant to this Article III:

(a)          if the Post-Adjustment Purchase Price is less than the Pre-Adjustment Purchase Price, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account specified in writing by Buyer, an amount equal to such excess; and

(b)          if the Post-Adjustment Purchase Price is greater than the Pre-Adjustment Purchase Price, then Buyer shall pay to Seller, by wire transfer of immediately available funds to the account or accounts and in the amounts specified in writing by Seller, an amount equal to such difference.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date of this Agreement.

4.01         Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Seller has all necessary corporate power and authority to enter into this Agreement and each Transaction Document executed by it, to carry out its obligations hereunder or thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Seller of this Agreement and each Transaction Document executed by it, the performance by Seller of its obligations hereunder or thereunder and the consummation by Seller of the transactions contemplated hereby or thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents executed by Seller have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the Transaction Documents executed by Seller constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.02         Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 4.02 of the Disclosure Letter sets forth each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

5

4.03         Capitalization.

(a)          The authorized capital stock of the Company consists of 15,000 shares of common stock (“Common Stock”), of which 11,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.

(b)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or has not authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

4.04         Company Subsidiaries.

(a)          Section 4.04(a) of the Disclosure Letter sets forth each Company Subsidiary. Each Company Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation. Each Company Subsidiary: (a) has all necessary corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect; and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Section 4.04(a) of the Disclosure Letter sets forth each jurisdiction in which a Company Subsidiary is qualified to do business as a foreign corporation.

(b)          The Company or a Company Subsidiary owns all of the outstanding equity of each Company Subsidiary, free and clear of all Encumbrances.

4.05         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, the Transaction Documents executed by it and the consummation of the transactions contemplated hereby or thereby do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller or any Company Group Entity; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any Company Group Entity; or (c) require the Approval or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No Approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Company Group Entity in connection with the execution and delivery of this Agreement, the Transaction Documents executed by it and the consummation of the transactions contemplated hereby or thereby.

6

4.06         Financial Statements

(a)          Copies of the Company's unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company as at December 31 in each of the years 2015, 2014 and 2013 and the related consolidated statement of income for the years then ended (the “Annual Financial Statements”), and unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company as at June 30, 2016 and the related consolidated statement of income for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are attached to Section 4.06 of the Disclosure Letter. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and subject, in all cases, to the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company Group as of the respective dates they were prepared and the results of the operations of the Company Group for the periods indicated, all in accordance with GAAP. The consolidated balance sheet of the Company as at December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as at June 30, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b)          The Company Group has no liabilities, obligations or commitments except (i) contractual obligations existing as of the Balance Sheet Date, which obligations are not a result of a breach of such Contract, (ii) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (iii) those which have been incurred in the ordinary course of business since the Balance Sheet Date. Section 4.06(b) of the Disclosure Letter sets forth all Debt of the Company Group as of the date of this Agreement.

4.07         Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, a Transaction Document or as set forth on Section 4.07 of the Disclosure Letter, from the Interim Balance Sheet Date until the date of this Agreement, the Company Group has operated in the ordinary course of business in all material respects and there has not been, with respect to each Company Group Entity, any:

(a)          event, occurrence or development that has had a Material Adverse Effect;

(b)          material amendment of the charter, by-laws or other organizational documents of a Company Group Entity;

(c)          entry into, amended or terminated any agreement with Seller or an Affiliate of Seller;

(d)          split, combination or reclassification of any shares of a Company Group Entity’s capital stock;

(e)          issuance, sale or other disposition of any of Company capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(f)          declaration or payment of any dividends or distributions on or in respect of any of Company capital stock or redemption, purchase or acquisition of Company capital stock;

(g)          making of any loan, advance or capital contribution to, or investment in, any Person other than advances in the ordinary course of business consistent with past practice;

(h)          material change in any method of accounting or accounting practice of Seller (as applied to the Company Group), except as required by GAAP, applicable Law or as disclosed in Section 4.06 of the Disclosure Letter;

7

(i)          incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $50,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(j)          sale or other disposition of any of the assets of the Company Group having an aggregate value exceeding $50,000;

(k)          making or committing to make any capital expenditures or capital additions or betterments in excess of $50,000;

(l)          increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(m)          (i) adoption, amendment or modification of any Benefit Plan, (ii) adoption, amendment or modification of any collective bargaining agreement, union contract or other agreement with any labor organization or union, (iii) adoption, amendment or modification of any employment, consulting, severance, change in control or similar agreement with an executive officer, manager, or director of any Company Group Entity, or (iv) other than as provided for in any written agreements or in the ordinary course of business consistent with past practice, increase in the compensation (including bonus opportunities) or benefits (including severance, termination or vacation) of any Employee, executive officer, manager, director, consultant, representative or independent contractor of any Company Group Entity;

(n)          except in the ordinary course of business consistent with past practice, cancellation, material modification, termination or granting of a material waiver or release of any Permit or Material Contract;

(o)          suffering of any damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance having a replacement cost of more than $50,000;

(p)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $50,000;

(q)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against any Company Group Entity under any similar Law; or

(r)          any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.08         Material Contracts.

(a)          Section 4.08(a) of the Disclosure Letter lists each of the following executory contracts and other executory agreements of any Company Group Entity (together with all Leases listed in Section 4.09(b) of the Disclosure Letter, collectively, the “Material Contracts”):

(i)          each agreement of a Company Group Entity involving aggregate consideration in excess of $50,000, including any agreement under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets and the aggregate consideration paid and that might be paid in the future assuming the maximum possible payment for any such “earn out” payment or deferred or contingent purchase price or any similar payment is in excess of $50,000;

8

(ii)         all agreements that relate to the sale of any of a Company Group Entity’s assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(iii)        all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $50,000;

(iv)        all agreements relating to Debt of a Company Group Entity, in each case having an outstanding principal amount or otherwise involving in excess of $50,000;

(v)         all agreements existing and in force as of the date of this Agreement between or among a Company Group Entity on the one hand and Seller or any Affiliate of Seller (other than such Company Group Entity) or any current or former director, manager or officer or any family member of any current or former director, manager or officer on the other hand;

(vi)        all collective bargaining agreements or agreements with any labor organization, union or association to which a Company Group Entity is a party;

(vii)       all agreements that expressly limit or purport to expressly limit the ability of a Company Group Entity to compete in any line of business or with any Person or in any geographic area or during any time period;

(viii)      any agreements to which a Company Group Entity is a party that provide for any joint venture, partnership or similar arrangement by a Company Group Entity;

(ix)         all agreements with any “most favored nation” type pricing arrangements or providing for any type of exclusivity;

(x)          all agreements with any “take or pay” type arrangements;

(xi)         all agreements with any Governmental Entity; and

(xii)        all swap, option, forward, future or other commodities, hedging or derivatives agreements.

(b)          No Company Group Entity is in breach of, or default under, any Material Contract.

4.09         Title to Assets; Real Property.

(a)          Each Company Group Entity has good and valid title to (and, in the case of leased Real Property, valid leasehold interest in) all Real Property and tangible personal property of such Company Group Entity listed in Section 4.09 of the Disclosure Letter. All such properties and assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)          those items set forth in Section 4.09(a) of the Disclosure Letter;

(ii)         liens for Taxes not yet delinquent or being contested in good faith by appropriate procedures;

9

(iii)        mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv)        easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v)         other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

(vi)        Encumbrances on leased Real Property that are not within the Knowledge of Seller and have not had, and are not reasonably expected to have, a Material Adverse Effect; or

(vii)       imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b)          Section 4.09(b) of the Disclosure Letter lists: (i) the street address of each parcel of leased Real Property, and (ii) as of the date of this Agreement, all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(c)          No Company Group Entity owns any Real Property.

4.10         Intellectual Property.

(a)          “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential information and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b)          Section 4.10(b) of the Disclosure Letter lists (i) all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by a Company Group Entity showing in each case the registered or other owner, filing date, date of issuance, jurisdiction and registration or application number, if any, and (ii) all agreements (excluding agreements for readily commercially available software licenses having a yearly or paid-up license fee of less than $15,000) under which a Company Group Entity licenses Intellectual Property to or from a third party (the “IP Agreements”).

(c)          Except as would not have a Material Adverse Effect, each Company Group Entity owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted (the “Company Intellectual Property”). To Seller’s Knowledge, the Company Intellectual Property asserted to be owned by any Company Group Entity is subsisting, in full force, valid and enforceable, and, to Seller’s Knowledge, each Company Group Entity’s conduct of its business as currently conducted and as has been conducted during the past six (6) years, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person, and no claims with respect to such infringement, misappropriation or other violation are currently asserted or threatened in writing against any Company Group Entity. To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Upon consummation of the transaction contemplated by this Agreement, Buyer shall continue to have the same rights as the Company Group had immediately prior to the Closing to use all of the Intellectual Property used in connection with the operation of the Company Group in all material respects. This Section 4.10(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller or any Company Group Entity of the Intellectual Property of any other Person.

10

(d)          Each Company Group Entity has taken commercially reasonable security measures to protect and preserve the secrecy of trade secrets contained within the Company Intellectual Property. Each Company Group Entity has executed enforceable written agreements with all of their current and former employees, consultants and contractors who have been involved in the creation or development of Company Intellectual Property sufficient to vest the ownership and proprietary interests of the Company Group in such Intellectual Property. To Seller’s Knowledge, no current or former employee, independent contractor or agent of the Company Group has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent.

4.11         Legal Proceedings; Governmental Orders.

(a)          There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by a Company Group Entity affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to a Company Group Entity), and no Company Group Entity has been involved in any legal proceedings since January 1, 2013.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting a Company Group Entity or any of its properties or assets.

4.12         Compliance With Laws; Approvals.

(a)          Each Company Group Entity is, and at all times since January 1, 2015, has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets. No Company Group Entity has received, at any time since January 1, 2015, any written notice from any Governmental Authority claiming any actual, alleged or potential violation of or failure to comply with any Laws.

(b)          All Approvals required for each Company Group Entity to conduct its business have been obtained by it and are valid and in full force and effect.

(c)          None of the representations and warranties contained in Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.13), employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or Tax matters (which are governed by Section 4.16).

4.13         Environmental Matters.

(a)          Each Company Group Entity is in compliance with all Environmental Laws in all material respects and has not, and Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          Each Company Group Entity has obtained and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 4.13(b) of the Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of such Company Group Entity.

11

(c)          No real property currently operated or leased by any Company Group Entity is listed on, or has been proposed for listing on, the National Priorities List under CERCLA.

(d)          There has been no Release of Hazardous Materials in contravention of Environmental Laws by any Company Group Entity, or any person acting on behalf of a Company Group Entity for which a Company Group Entity would be liable, and to Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to any Real Property currently operated or leased by any Company Group Entity, in each case, since the date on which a Company Group Entity began to operate or lease such Real Property. No Company Group Entity or Seller has received an Environmental Notice that any Real Property currently operated or leased in connection with the business of the Company Group (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or a Company Group Entity.

(e)          Seller has previously made available to Buyer in the Data Room or otherwise any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of each Company Group Entity or any currently operated or leased Real Property which are in the possession or control of Seller or a Company Group Entity.

(f)          The representations and warranties set forth in this Section 4.13 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

4.14         Employee Benefit Matters.

(a)          Section 4.14(a) of the Disclosure Letter contains a list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA other than a Multiemployer Plan, and (ii) employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in each such case, in effect and covering one or more Employees, former employees of any Company Group Entity, current or former directors of any Company Group Entity or the beneficiaries or dependents of any such Persons, and maintained, sponsored, contributed to, or required to be contributed to by any Company Group Entity, or any ERISA Affiliate or under which any Company Group Entity has any material liability for premiums or benefits (as listed on Section 4.14(a) of the Disclosure Letter, each, a “Benefit Plan”). Section 4.14(a) of the Disclosure Letter separately identifies all Benefit Plans that (i) are maintained or sponsored by a Company Group Entity and (ii) cover only Employees and former employees of any Company Group Entity (the “Company Group Plans”).

(b)          Seller has made available to Buyer: (i) copies of all material documents setting forth the terms of each Benefit Plan, including all amendments thereto and all related trust documents; (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Benefit Plan; (v) all material written contracts, instruments or agreements relating to each Benefit Plan, including administrative service agreements and group insurance contracts; (vi) the most recent Internal Revenue Service determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) issued with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”); and (vii) all filings under the Internal Revenue Service Employee Plans Compliance Resolution System program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program (if any).

12

(c)          Each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code) and the terms of such Benefit Plan. The sponsor of each Qualified Benefit Plan has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller's Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law and payable by any Company Group Entity have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws.

(d)          In the past six years, none of Seller, the Company or any ERISA Affiliate has maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to, either (i) an employee pension plan (as defined in Section 3(2) of ERISA) that is or was subject to the minimum funding standards of Section 302 of ERISA or Section 412 or 430 of the Code (a “Title IV Plan”); or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Seller nor the Company nor any ERISA Affiliate: (1) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (2) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(e)          Within the six years prior to the date hereof, neither the Company nor any ERISA Affiliate has incurred any direct or indirect liability under Title IV of ERISA with respect to any Title IV Plan which remains unsatisfied other than the plan set forth on Section 4.14(d) of the Disclosure Letter. With respect to each Company Benefit Plan that is a Title IV Plan, (i) the most recent adjusted funding target attainment percentage (within the meaning of Section 436 of the Code or Section 206 of ERISA) of such Company Benefit Plan certified by the plan’s actuary is at least 100% and to the Seller’s Knowledge, there has been no material adverse change in the funded status since the date the funded status was last certified by such plan’s actuary, and (ii) there are no restrictions on the payment or accrual of benefits under Section 436 of the Code.

(f)          Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

13

(h)          The representations and warranties set forth in this Section 4.14 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

4.15         Employment Matters.

(a)          Seller has made available to Buyer a true, complete and accurate list of each Employee (determined as of the date set forth on the list), together with his or her title or job description, work location, annualized salary or base hourly wage rate, bonus opportunity for the 2016 calendar year, classification as exempt or non-exempt for the purposes of overtime Laws, the Benefit Plans in which such individual participates, date of hire and current work or leave status, and, if on leave, type of leave. As of immediately prior to the Closing, each Employee is employed by a Company Group Entity and is not employed by Seller.

(b)          No Company Group Entity is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2013, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Company Group Entity. Seller has made available to Buyer a true, complete and accurate list of each employee of any Company Group Entity who was terminated by the Company Group Entity in the 90-day period prior to Closing and the reason for such employee’s termination. There has been no “mass layoff” or “plant closing” as defined by, the WARN Act and any similar state or local “mass layoff’ or “plant closing” law with respect to any Company Group Entity within the 90-day period prior to Closing.

(c)          Each Company Group Entity is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of any Company Group Entity. There are no actions, suits, claims, investigations (to Seller’s Knowledge) or other legal proceedings against any Company Group Entity pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Company Group Entity, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d)          Each Company Group Entity has complied in all material respects with all applicable Laws that could require overtime to be paid to any current or former employee of a Company Group Entity, and since January 1, 2013, no employee has brought or, to Seller’s Knowledge, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts. No Company Group Entity is delinquent in payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(e)          Each Company Group Entity that has retained an independent contractor or consultant during the prior three years has correctly classified such worker as an independent contractor or consultant rather than as an employee.

14

(f)          The representations and warranties set forth in this Section 4.15 are Seller’s sole and exclusive representations and warranties regarding employment matters.

4.16         Taxes.

(a)          All material Tax Returns required to have been filed by or with respect to a Company Group Entity have been timely (taking into account any applicable extensions) filed; all such Tax Returns were correct and complete in all material respects; all material Taxes due and owing by or with respect to any Company Group Entity (whether or not shown on any Tax Return) have been fully and timely (taking into account any applicable extensions) paid; and no Company Group Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)          Each Company Group Entity has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)          Since the Balance Sheet Date, no Company Group Entity has incurred any material liability for Taxes other than Taxes incurred in the ordinary course of business, made (except consistent with past custom and practice) or revoked any material election in respect of Taxes, changed any accounting method in respect of Taxes, prepared any Tax Return that will increase the future Tax liability of a Company Group Entity after the Closing or is otherwise inconsistent with past practice, settled any claim or assessment in respect of Taxes, or surrendered any right to claim a refund of Taxes.

(d)          There is (i) no written claim for Taxes currently being asserted against a Company Group Entity, (ii) no audit, other examination, proposed adjustment, refund litigation or matter in controversy with respect to Taxes currently being conducted by a Governmental Authority against a Company Group Entity and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by a Company Group Entity currently in effect. No Company Group Entity has received from a Governmental Authority any written notice indicating an intent to open an audit or other review pertaining to Taxes with respect to the Company Group Entity.

(e)          No written claim has been received by the Company from any Governmental Authority in a jurisdiction where a Company Group Entity does not file Tax Returns that a Company Group Entity is or may be subject to taxation by that jurisdiction.

(f)          Except for Permitted Encumbrances, there are no Encumbrances for unpaid Taxes upon any of the assets of a Company Group Entity.

(g)          No Company Group Entity is a party to any Tax sharing or Tax allocation agreement (other than any agreements entered in the ordinary course of business that do not principally relate to Taxes, including lease and financing agreements).

(h)          In the two years prior to the date of this Agreement, no Company Group Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to qualify for nonrecognition of gain or loss under Section 355 of the Code.

(i)          No Company Group Entity is nor has ever been a member of any consolidated affiliated, unitary or aggregate group for Tax purposes, other than a group of which the common parent is the Company, Seller or a member of the Seller Affiliated Group. No Company Group Entity has liability of any Person (other than a Company Group Entity, Seller or a member of the Seller Affiliated Group) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, or pursuant to any contractual obligation (other than any contractual obligation entered in the ordinary course of business that does not principally relate to Taxes, including lease and financing obligations).

15

(j)          None of the assets of any Company Group Entity is an interest in a partnership or subject to partnership tax reporting for U.S. federal income or applicable state income tax purposes, and no Subsidiary of the Company is classified as a partnership for U.S. federal or applicable state income tax purposes.

(k)          Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 4.16 are the only representations and warranties of the Company Group with respect to Taxes.

4.17         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by any Company Group Entity in connection with the transactions contemplated by this Agreement or any Transaction Document executed by Seller based upon arrangements made by or on behalf of Seller.

4.18         Solvency. Seller is not entering into the transactions contemplated by this Agreement or any Transaction Document with the actual intent to hinder, delay or defraud either present or future creditors. At and immediately after the Closing, and after giving effect to the Closing and the other transactions contemplated by this Agreement and the Transaction Documents, Seller (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

4.19         Insurance. There are no insurance policies specific to any Company Group Entity. None of such policies will be transferred as part of the transaction.

4.20         Customers. Section 4.20 of the Disclosure Letter sets forth a complete and accurate list of the 25 largest customers of the Company Group based on net sales since January 1, 2015 (the “Material Customers”). No Company Group Entity has received written notice that any Material Customer has or intends to cancel, terminate or otherwise materially and adversely modify (excluding any reduction in prices relating to a change in the underlying commodity price(s)) its relationship with any Company Group Entity or has threatened in writing to do the same.

4.21         Suppliers. Section 4.21 of the Disclosure Letter sets forth a complete and accurate list of each supplier that the Company Group has purchased $500,000 or more therefrom since January 1, 2015 (the “Material Suppliers”). No Company Group Entity has received written notice that any Material Supplier has or intends to cancel, terminate or otherwise materially and adversely modify (excluding any increase in prices relating to a change in the underlying commodity price(s)) its relationship with any Company Group Entity or has threatened in writing to do the same.

16

4.22         Foreign Corrupt Practices Act.

(a)          None of the Company Group Entities (nor any director, officer, agent, employee, consultant of or other Person acting on behalf of a Company Group Entity, including joint ventures in which a Company Group Entity is the managing or controlling partner) has done any of the following in connection with the business of the Company Group: (i) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, or through a third party, to any non-U.S. government official (including any employee or other representative of any Governmental Authority, or candidates for non-U.S. political office), in violation of the United States Foreign Corrupt Practices Act of 1977 or any Law of similar effect in any jurisdiction to which such Person is subject (collectively, “Anti-Bribery Laws”); (ii) otherwise taken any action which would cause a Company Group Entity to be in violation of Anti-Bribery Laws; (iii) received any communication, notice, or inquiry, whether formal or informal, from any Governmental Authority that alleges that any Company Group Entity has or may have violated, is not or may not be in compliance with, has or may have any liability under, or is being or may be investigated by any Governmental Authority for violations of any Anti-Bribery Laws; or (iv) received any communication, notice, or inquiry, whether formal or informal, from any Governmental Authority requesting data or information from any Company Group Entity in connection with any potential investigation of such Acquired Company for violation of any Anti-Bribery Laws.

(b)          Each of the Company Group Entities is in compliance with all Laws administered by the US Treasury Office of Foreign Assets Control (“OFAC”) or any other Governmental Authority imposing economic sanctions and trade embargoes (“Economic Sanctions Laws”) against designated countries, entities and persons (collectively, “Embargoed Targets”) that are applicable to any of the Company Group Entities. Neither the Seller nor any of the Company Group Entities is an Embargoed Target or otherwise subject to any Economic Sanctions Law that is applicable to any of the Company Group Entities.

4.23         Conflict Minerals. To Seller’s Knowledge, no Conflict Minerals are necessary to the functionality or production of a product manufactured by any Company Group Entity or contracted by any Company Group Entity to be manufactured.

4.24         Inventory. All inventory is in good and marketable condition, is usable or saleable in the ordinary course of business, subject to reserves. All inventory reflected in the Interim Balance Sheet was valued at the lower of cost (on an average cost basis) or market and was properly stated in the Interim Balance Sheet in accordance with GAAP. The Interim Balance Sheet reflects adequate reserves for obsolete, expired, excess, damaged, defective, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP. The Company Group has good and marketable title to the inventory, free and clear of all Encumbrances other than Permitted Encumbrances.

4.25         Receivables and Payables.

(a)          All of the Company Group’s Accounts Receivable have arisen from bona fide transactions in the ordinary course of business in conformity with the applicable customer orders, agreements and specifications. To the Seller’s Knowledge, none of the Company Group’s Accounts Receivable (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement. The Company Group Entities have sole ownership, title, claim and rights to all of their respective Accounts Receivable, free and clear of all Encumbrances (other than Permitted Encumbrances and those to be paid at Closing).

(b)          All of the Company Group’s accounts payable have arisen from bona fide transactions in the ordinary course of business in conformity with the applicable purchase orders issued by the Company, agreements and specifications. To the Seller’s Knowledge, none of the Company accounts payable (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods purchased on consignment, on approval or on a purchase-or-return basis or subject to any other repurchase or return arrangement.

17

4.26         Product Warranty; Product Liability.

(a)          Since January 1, 2013, each product the Company Group has manufactured, sold or delivered has been in material conformity with all contractual commitments, product specifications, express warranties and applicable Laws. None of the Company Group Entities have any material liability or obligation for replacement or repair of, or refund in respect of, any such products not reserved against the Interim Balance Sheet.

(b)          Since January 1, 2013, no Company Group Entity has received written notice of, or made any monetary payment with respect to, any liability or obligation arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by or on behalf of any Company Group Entity, and, to Seller’s Knowledge, there is no basis for any such liability. No Company Group Entity has knowingly committed any act or knowingly failed to commit any act, in each case, that would result in, and to Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or form the basis of, any product liability or liability for breach of contractual warranty (whether covered by insurance or not) on the part of any Company Group Entity.

(c)          To Seller’s Knowledge, since January 1, 2013, there have been no product recalls with respect to any product manufactured, sold or delivered by or on behalf of any Company Group Entity, and no such recalls have been initiated by any Company Group Entity. No Group Company Entity or any of their Affiliates have received written notice that such a recall has been initiated by a third party. To Seller’s Knowledge, no such recalls are pending or, to Seller’s Knowledge, threatened and, to Seller’s Knowledge, no event has occurred or circumstance exists that would make such recalls likely.

4.27         Books and Records. The minute books and stock records of each Company Group Entity, all of which have been made available to Buyer, are complete and correct in all legally reasonable respects. The minute books of each Company Group Entity contain accurate and complete records of all meetings, and actions taken by written consent, of the equity holders, the board of directors and any committees of the board of directors of each Company Group Entity, and no formal meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. Seller has made good faith efforts to deliver at the Closing the Books and Records of the Company Group Entities and all corporate seals (if any) and similar corporate instruments into the possession of the Company Group Entities.

4.28         Banks; Powers of Attorney. Section 4.28 of the Disclosure Letter contains a correct and complete list of the names and locations of all banks in which any Company Group Entity has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of any Company Group Entity.

4.29         Indemnification Claims. To Seller’s Knowledge, there are no pending claims for indemnification by any D&O Indemnified Persons against any Company Group Entity.

4.30         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Letter), none of Seller, any Company Group Entity, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any Company Group Entity, including any representation or warranty as to the accuracy or completeness of any information regarding any Company Group Entity furnished or made available to Buyer and its Representatives (including any confidential information memorandum or similar document and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated by this Agreement or any Transaction Document) or as to the future revenue, profitability or success of any Company Group Entity or the Company Group, or any representation or warranty arising from statute or otherwise in law. Nothing in this Section 4.30 shall be interpreted to negate the representations and warranties contained in this Article IV (as qualified by the related portions of the Disclosure Letter).

18

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

5.01         Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and each Transaction Document executed by it, to carry out its obligations hereunder or thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Buyer of this Agreement and each Transaction Document executed by it, the performance by Buyer of its obligations hereunder or thereunder and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document executed by Buyer have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Transaction Documents executed by Buyer constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.02         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby or thereby do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the Approval or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party. No Approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Transaction Documents executed by it and the consummation of the transactions contemplated hereby or thereby.

5.03         Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

19

5.04         Availability of Funds; Financing. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated hereby.

5.05         Solvency. Buyer is not entering into the transactions contemplated by this Agreement or any Transaction Document with the actual intent to hinder, delay or defraud either present or future creditors. At and immediately after the Closing, and after giving effect to the Closing and the other transactions contemplated by this Agreement and the Transaction Documents, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

5.06         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document executed by Buyer based upon arrangements made by or on behalf of Buyer.

5.07         Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Transaction Document.

5.08         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial and otherwise) or assets of each Company Group Entity, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, Books and Records and other documents and data of Seller and each Company Group Entity for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and each Transaction Document executed by it and to consummate the transactions contemplated hereby or thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including the related portions of the Disclosure Letter); and (b) none of Seller, any Company Group Entity or any other Person has made any representation or warranty as to the Seller, any Company Group Entity, this Agreement or any Transaction Document, in each case except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Letter). Nothing in this Section 5.08 shall diminish Buyer’s ability to bring a claim against Seller or any of its Affiliates for common law fraud or intentional fraud.

Article VI
COVENANTS

6.01         Resignations. At Closing, Seller shall deliver to Buyer duly executed (a) Release Agreements and (b) written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 6.01 of the Disclosure Letter.

20

6.02         Employees; Benefit Plans.

(a)          During the period commencing at the Closing and ending on the date which is 12 months after the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause each Company Group Entity to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) (other than those who sign the Employment Agreements) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by such Company Group Entity immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by such Company Group Entity immediately prior to the Closing; (iii) retirement and welfare benefits that are substantially equivalent in the aggregate to those provided by such Company Group Entity immediately prior to the Closing; and (iv) severance benefits that are substantially equivalent to the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing.

(b)          Pursuant to the Transition Services Agreement, the Company Continuing Employees shall continue to participate in all employee benefit plans, programs, practices or arrangements of Seller or its Affiliates other than the Company Group Plans (collectively, the “Seller Plans”) until such time as described in the Transition Services Agreement, which shall not exceed the last day of the calendar month in which Closing occurs. Buyer shall not assume any Seller Plans and, after the Closing, shall have no obligations and shall have no liabilities with respect to any of the Seller Plans, except as provided in the Transition Services Agreement. Following the Closing, (i) Seller shall retain all responsibility for all Seller Plans and any and all liability related to the Seller Plans and (ii) Buyer, and the Company Group Entities and/or their successors shall retain or, as applicable, assume sponsorship of, and responsibility for all Company Group Plans and any and all liability related to the Company Group Plans. To the extent that an Employee is on an approved leave of absence and is not actively at work as of the Closing Date (each, an “LOA Employee”), such that he or she is not eligible to be covered under Buyer’s insured disability or life insurance benefits as of the Closing, then, as a temporary accommodation to Buyer, Seller agrees to use commercially reasonable efforts to continue the coverage of such employee in the Seller Plans for up to six months until such time as the individual returns to work, qualifies for long term disability benefits under the applicable Seller Plan or otherwise terminates employment. If any LOA Employee returns to active employment, Buyer will cause the Company or its Subsidiaries to hire such LOA Employee and treat such LOA Employee in a manner comparable to other Employees covered by this Section 6.02. Buyer will promptly reimburse Seller and its affiliates, on a monthly basis, for all out of pocket costs incurred in connection with providing the continued employment and continued benefit coverages set forth in this Section 6.02(b).

(c)          With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate following the post-Closing period provided in the Transition Services Agreement, Buyer shall, or shall cause each Company Group Entity to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, (ii) such recognition would result in benefit accruals under a defined benefit plan or (iii) such service was not recognized under the corresponding Benefit Plan. In addition, Buyer shall cause each Buyer Benefit Plan that is a health or welfare plan to (1) waive or cause to be waived any eligibility waiting periods, preexisting condition exclusions, limitations or restrictions or required physical examinations with respect to any Company Continuing Employee and his or her qualifying dependents, and (2) use commercially reasonable efforts to provide that all covered expenses incurred on or before the Closing Date but within the current plan year of such Buyer Benefit Plan by any Company Continuing Employee and his or her eligible dependents under a comparable Benefit Plan for the portion of the plan year occurring on or before the Closing Date shall be taken into account by Buyer Benefit Plan for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions applicable for such plan year under the Buyer Benefit Plan, provided Seller or the administrator of any applicable Benefit Plan provides to Buyer the data reasonably necessary for Buyer to comply with this clause (2).

21

(d)          As soon as practicable following the Closing Date, Buyer and Seller shall take all actions as may be necessary and appropriate to allow each Company Continuing Employee who is a participant in the Seller’s 401(k) Plan to be given the opportunity to elect to “roll over” his or her account in the Seller’s 401(k) Plan to a comparable retirement plan sponsored by Buyer, provided such “roll over” is in accordance with the provisions of such plans and applicable Law.

(e)          This Section 6.02 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.02. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.02 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

6.03         Labor Matters; WARN. If Buyer takes any action within 180 days after the Closing Date that independently, or in connection with any reduction in the size of the Company’s work force occurring within the 90-day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, Buyer shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs, if any, which may result from any failure to provide such notice.

6.04         Director and Officer Indemnification. For a period of six years after the Closing, the Organizational Documents of the Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the current or former directors or officers of the Company (the “D&O Indemnified Persons”) for periods prior to and including the Closing than are currently set forth in the Organizational Documents of the Company.

(a)          The provisions of this Section 6.04 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives.

(b)          If Buyer, any Company Group Entity or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person; then and in each such case, to the extent necessary, proper provision shall be made by Buyer so that the successors and assigns of Buyer or such Company Group Entity, as the case may be, shall assume the obligations set forth in this Section 6.04.

6.05         Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

22

6.06         Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to or after the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall: (i) retain the Books and Records (including personnel files) of each Company Group Entity relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Company Group Entity; and (ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, Seller shall: (i) retain the Books and Records (including personnel files) of Seller which relate to each Company Group Entity and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer or a Company Group Entity reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records.

6.07         Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.08         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.09         Certain Tax Matters.

(a)          Tax Returns. Except as otherwise provided in Section 6.09 with respect to Transfer Taxes:

(i)          Seller shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all Tax Returns required to be filed by a Company Group Entity covering a Tax period ending on or before the Closing Date that are required to be filed after the Closing Date (each, a “Seller Prepared Tax Return”), and each such Seller Prepared Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law. Subject to the indemnification obligations of Seller pursuant to Section 7.02(c), Buyer shall be responsible for timely paying, or causing a Company Group Entity to timely pay, all Taxes reflected on a Seller Prepared Tax Return required to be paid by a Company Group Entity to the applicable Governmental Authority.

(ii)         Buyer shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all Tax Returns required to be filed by a Company Group Entity covering a Tax period beginning on or before the Closing Date and ending after the Closing Date (the “Straddle Period”) (each Tax Return, a “Buyer Prepared Tax Return”), and each such Buyer Prepared Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law. Buyer shall provide a copy of each such Buyer Prepared Tax Return, together with all supporting documentation and workpapers, to Seller for the Seller's review and reasonable comment at least 30 days prior to the due date (taking into account all valid extensions) for filing such Buyer Prepared Tax Return. Buyer shall include any reasonable comments provided in writing by Seller to Buyer at least 5 days prior to the due date (taking into account all valid extensions) for filing such Buyer Prepared Tax Return. Subject to the indemnification obligations of Seller pursuant to Section 7.02(c), Buyer shall be responsible for timely paying, or causing a Company Group Entity to timely pay, all Taxes reflected on a Buyer Prepared Tax Return required to be paid by a Company Group Entity to the applicable Governmental Authority.

23

(iii)        For the avoidance of doubt, this Section 6.09(a) shall not apply to any Tax Return that is not required under applicable Law to be filed by a Company Group Entity, including (A) the consolidated US federal income tax return of the Seller Affiliated Group, or (B) any state, local, or foreign consolidated, combined, affiliated, unitary, or aggregate group income or franchise Tax Return of an applicable group or groups of taxable entities which includes one or more members of the Seller Affiliated Group and which is required under applicable Law to be filed by a member of the Seller Affiliated Group other than a Company Group Entity.

(b)          Amended Tax Returns. Buyer shall not, and shall not cause or permit any of its Affiliates or a Company Group Entity, or any of its Affiliates to, (i) amend, modify, or re-file any Tax Return of or with respect to a Company Group Entity that covers a Pre-Closing Tax Period, (ii) grant an extension of any applicable statute of limitations with respect to any Tax Return of or with respect to a Company Group Entity that covers a Pre-Closing Tax Period, (iii) make or change any Tax election that affects any Pre-Closing Tax Period, or (iv) take any action or position that results in any increased Tax liability (including a reduction in a refund) or reduction of any Tax attribute of (A) a Company Group Entity with respect to Pre-Closing Tax Periods, (B) Seller or the Seller Affiliated Group, or (C) any Affiliate of Seller, in each case without the prior written consent of Seller.

(c)          Allocation of Taxes. Buyer and Seller agree that if a Company Group Entity is permitted but not required under applicable Tax Laws to treat the Closing Date as the last day of a Tax period, Buyer and Seller shall elect to treat such day as the last day of a Tax period. In the case of a Straddle Period, the portion of Taxes attributable to such Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows: (i) the amount of any Taxes based on or measured by income, gains or receipts, or any Taxes other than Property Taxes, of the Company Group attributable to the Pre-Closing Tax Period of such Straddle Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (which, for the avoidance of doubt, will allocate to the Pre-Closing Tax Period the amount of any sales or similar Taxes arising from transactions occurring (or in the case of an assessment based on an estimation or projection, deemed by the assessing Governmental Authority to occur) on or prior to the Closing Date); and (ii) the amount of any real property, personal property, ad valorem or similar Taxes (“Property Taxes”) of the Company Group attributable to the Pre-Closing Tax Period of such Straddle Period will be deemed to be the total amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such Straddle Period. For the avoidance of doubt, no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) to ratably allocate the Company Group’s items. For purposes of the Texas franchise Tax, the taxable period shall be the accounting period with respect to which the Tax is calculated, and not the privilege period for which the right to do business is obtained by payment of the Tax.

(d)          Refunds. The amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) of any Tax of a Company Group Entity attributable to any Pre-Closing Tax Period received by Buyer, a Company Group Entity, or any of their respective Affiliates shall be for the account of Seller, but only if and to the extent such refund of Taxes exceeds the amount, if any, taken into account in Final Net Working Capital. Any such amount (including any interest received thereon) shall be paid by Buyer to Seller within 5 days after any such refund is received, credited, or applied as an offset, as the case may be.

24

(e)          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other similar Taxes imposed upon or arising out of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to Transfer Taxes (and Seller shall cooperate with respect thereto as necessary).

(f)          Tax Cooperation. Each of Buyer and Seller shall, and shall cause each of its Affiliates to, provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return of or with respect to a Company Group Entity or during the course of any audit, investigation or other examination by a Governmental Authority or any judicial or administrative proceeding relating to Taxes of or attributable to a Company Group Entity. Such cooperation shall include the retention and (upon the request of another party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, examination or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees (i) to retain, and, following the Closing, to cause each Company Group Entity to retain, all Books and Records in its possession with respect to Tax matters relating to the Company Group for any Tax period (or portion thereof) beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective Tax period, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give Seller reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if Seller so requests, Buyer and each Company Group Entity shall allow Seller to take possession of such Books and Records. Each of Buyer and Seller further agrees, upon reasonable request by the other, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Seller, Buyer, or a Company Group Entity (including, but not limited to, with respect to the transactions contemplated hereby).

(g)          Tax Contests.

(i)          Buyer agrees to give prompt written notice to Seller if it or any Affiliate receives any communication or notice with respect to any audit, review, examination, assessment, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes of or with respect to a Company Group Entity (including any administrative or judicial review of any claim for refund) for which Seller may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”).

(ii)         Seller shall have the right to control and defend the conduct of any Tax Contest covering any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice, provided, that (A) Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, (B) Buyer may monitor and observe (and retain separate counsel at its sole cost and expense to monitor and observe) the defense of the Pre-Closing Tax Contest, including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection with the Pre-Closing Tax Contest and the right to attend any conferences relating thereto, and (C) Seller will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

25

(iii)        Buyer shall have the right to control and defend any Tax Contest covering any Straddle Period, any Tax Contest that is not a Pre-Closing Tax Contest, or any Pre-Closing Tax Contest for which the Seller Representative has not assumed its right to control and defend such Pre-Closing Tax Contest as contemplated by Section 6.09(g)(ii) (an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice, provided, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability Seller would be required to provide indemnification pursuant to this Agreement, (A) Buyer shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (B) Seller may assume joint control and retain separate co-counsel at its sole cost and expense and participate in the defense of such Tax items in the Other Tax Contest, including having an opportunity to review and comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) Buyer will not settle or consent to the entry of any order, ruling, decision or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of Seller (which consent shall not to be unreasonably withheld, conditioned or delayed).

(iv)        For the avoidance of doubt, the term Tax Contest shall not include, and this Section 6.09(g) shall not apply to, any audits, adjustments, claims, examinations, assessments, or other administrative or judicial proceedings with the purpose or effect of re-determining Taxes of or with respect to any Tax Return of the Seller Affiliated Group (which includes the consolidated U.S. federal income tax return of the Seller Affiliated Group).

(h)          No Section 338 Election. No election shall be made under Section 338 of the Code (or any similar provision under state, local or foreign Law) with respect to the purchase of the Shares pursuant to this Agreement.

(i)          Conflict. In the event of conflict between any of the provisions of this Section 6.09 and any other provisions of this Agreement, the provisions of this Section 6.09 shall control.

6.10         Non-competition; Non-solicitation.

(a)          For a period of five years commencing on the Closing Date (the "Restricted Period"), Seller shall not, and shall not permit any of its Affiliates to (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, (i) Seller and its Affiliates may own, directly or indirectly, securities of any Person traded on any national securities exchange if Seller and its Affiliates do not own 5% or more of any class of securities of such Person, (ii) Seller and its Affiliates may purchase and, thereafter, own another business which operates in the Restricted Business in the Territory, if the revenues related to or arising from the Restricted Business account for 20% or less of the aggregate gross revenues of the acquired business based on the most recent annual financial statements of the acquired business, and (iii) the restrictions contained in this Section 6.10 shall not restrict the activities of any company which may acquire Seller or any of its Affiliates after the Closing Date.

(b)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, hire or solicit any employee of the Company or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.10(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by a Company Group Entity or Buyer or (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

26

(c)          Seller acknowledges that a breach or threatened breach of this Section 6.10 may give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(d)          Seller acknowledges that the restrictions contained in this Section 6.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.11         Release. Effective as of the Closing, Seller, for itself and for each of its Affiliates (other than Company Continuing Employees), successors and assigns, (each a “Releasing Party” and collectively the “Releasing Parties”), hereby absolutely, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Company Group Entities from any Claim the Releasing Party has against any Company Group Entity and absolutely, generally and completely waives and relinquishes each and every Claim that the Releasing Parties may have in the past, may now have or may have in the future against any of the Company Group Entities, relating to any written or oral agreements or arrangements entered into, and any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date relating to, or otherwise arising out of transactions with, any of the Company Group Entities; provided, however, that the Releasing Party is not releasing the Releasing Parties’ rights, if any:

(a)          arising out of or described in this Agreement or any of the Transaction Documents; and

(b)          under the Company’s Organizational Documents.

Each Releasing Party also hereby waives the benefits of, and any rights that the Releasing Parties may have under, any statute or common law principle of similar effect in any jurisdiction with respect to the Claims released herein. Each Releasing Party understands and acknowledges that the Releasing Parties may discover facts different from, or in addition to, those which it believes to be true with respect to the Claims released herein and agrees that this letter shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.

6.12         Insurance.

(a)          Except with respect to Pre-Closing Insurance Claims (defined below), Buyer acknowledges that coverage for the Company Group under the insurance policies of Seller will cease as of the Closing Date and that neither Seller nor its Affiliates will purchase any "tail" policy or other additional or substitute coverage for the benefit of Buyer relating to the insurance policies of Seller that cover the Company Group prior to the Closing Date (the “Company Group Insurance Policies”) applicable in any period after the Closing Date.

27

(b)          Notwithstanding Section 6.12(a), but Subject to Section 6.12(c), Seller agrees that Seller or its Subsidiaries, as applicable, shall, with respect to any incident that relates to any damage, impairment or loss of any Company Group Entity that is potentially covered under a Company Group Insurance Policy in effect prior to the Closing Date or is otherwise a Pre-Closing Insurance Claim, (a) report such incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the Company Group Insurance Policy after such incident is reported to Seller; (b) include Buyer on material correspondence and possible litigation proceedings relating to such incident; and (c) instruct that such proceeds are paid directly to the injured party in settlement of any claims relating to such incident, rather than to Seller or its Subsidiaries, or, if such proceeds are received by Seller or any of its Subsidiaries, pay such proceeds over to Buyer; provided that Buyer shall notify Seller promptly of any potential claim, shall cooperate in the investigation and pursuit of any claim, shall have the right to be informed and provide its views with respect to the pursuit of any claim, including the ability to withhold its consent to any proposed claim settlement (such consent not to be unreasonably withheld, conditioned or delayed); provided further that notwithstanding anything herein to the contrary, Seller and its Subsidiaries shall be obligated to use only commercially reasonable efforts to pursue any claims that are potentially covered by the Company Group Insurance Policies or otherwise constitute a Pre-Closing Insurance Claim and shall not, for the avoidance of doubt, have any obligation to commence any litigation or pay any amounts to any Person with respect to any matter potentially covered by any Company Group Insurance Policy.

(c)          Notwithstanding anything to the contrary in Section 6.12(b), to the extent that a Pre-Closing Insurance Claim would be covered by the De Minimis Threshold or the Deductible, would be excluded because it is after the Survival Termination Date or would be in excess of the General Cap or the Absolute Cap, as applicable, then any reasonable costs incurred by Seller or its Affiliates in pursuing such claim, including the payment of any deductible on such claim shall be promptly paid to Seller or reimbursed by Buyer or a Company Group Entity to Seller. In addition, to the extent that Buyer withholds its consent to any proposed claim settlement approved by Seller, then Buyer shall indemnify and hold Seller and its Affiliates harmless with respect to any Loss over and above the amount of the rejected settlement.

(d)          As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Company Group.

(e)          To the extent that, after the Closing, Seller receives insurance proceeds in respect of losses suffered by the Company Group for which a pending or open claim has been filed with the applicable insurer prior to the Closing (the “Pre-Closing Insurance Claims”), Seller shall remit such proceeds to the Company or to Buyer.

Article VII
INDEMNIFICATION

7.01         Survival. Subject to the limitations and other provisions of this Agreement, (i) each Fundamental Representation shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations relating to such Fundamental Representation (giving effect to any waiver or extension thereof) plus 60 days, and (ii) all other representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 13 months from the Closing Date (the “Survival Termination Date”) and no claim for breach of representations and warranties contained in this Agreement that are not Fundamental Representations may be brought after such date. The covenants or other agreements contained in this Agreement shall survive the Closing Date for the period contemplated by such covenant or other agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

28

7.02         Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer and its Affiliates and any officers, directors, managers, employees or agents thereof (each a “Buyer Indemnified Person”) against, and will compensate and reimburse Buyer for, and shall hold each Buyer Indemnified Person harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Person (regardless of whether or not such Losses relate to any third-party claim) based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any Transaction Document;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any Transaction Document; or

(c)          any and all Taxes imposed on a Company Group Entity for any Pre-Closing Tax Period (as determined in accordance with Section 6.09(c) for Straddle Periods); provided, however, (i) only if and to the extent that such Taxes are not taken into account in the Final Net Working Capital, and (ii) Buyer Indemnified Persons shall not be indemnified and held harmless from and against any Losses incurring as a result of or relating to any Taxes arising from (A) transactions occurring on the Closing Date after the Closing outside the ordinary course of business, or (B) an election under Section 338 of the Code (or any corresponding or similar provision under state, local or foreign Tax Law) with respect to the purchase of the Shares pursuant to this Agreement.

7.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller and its Affiliates and any officers, directors, managers, employees or agents thereof (each a “Seller Indemnified Person”) against, and will compensate and reimburse Seller for, and shall hold each Seller Indemnified Person harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnified Person (regardless of whether or not such Losses relate to any third-party claim) based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any Transaction Document; or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any Transaction Document.

7.04         Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)          The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $340,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to any Losses resulting from common law fraud or intentional fraud by the Indemnifying Party or any Losses resulting from the inaccuracy or breach of any Fundamental Representation. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $5,000 (the “De Minimis Threshold”) (which Losses shall not be counted toward the Deductible); provided, however, that the De Minimis Threshold shall not apply to any Losses resulting from the inaccuracy or breach of any Fundamental Representation.

29

(b)          Notwithstanding anything else in this Agreement, the aggregate amount of all Losses for which all Seller Indemnifying Parties as a group shall be liable pursuant to Section 7.02, shall not exceed and all Buyer Indemnified Persons as a group recourse shall be limited to $1,700,000 (the “General Cap”); provided, however, that such limitation on Seller’s indemnification liability shall not apply to Losses resulting from common law fraud or intentional fraud by Seller in the negotiation or execution of this Agreement or the Transaction Documents or any Losses resulting from the inaccuracy or breach of any Fundamental Representation. However, notwithstanding anything in this Agreement to the contrary, the aggregate amount of all Losses, including Losses related to any other claims under this Agreement shall not exceed the Post-Adjustment Purchase Price (the “Ultimate Cap”).

(c)          Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any separate indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)          Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. In addition, Buyer acknowledges and agrees that the Company Group Entities are master distributors of industrial fasteners and related products and as such, in the event that there is a claim that arises after the Closing related to a breach or alleged breach of the representations and warranties contained in Section 4.26 related to products sold (and not manufactured) by the Company Group Entities, Buyer and the Company Group shall use good faith efforts to recover the amount of such claim from the manufacturer of such product rather than Seller; provided, however, that any reasonable costs incurred by Buyer and the Company Group in pursuing such recovery in excess of any such recovery shall be deemed a Loss for purposes of this Article VII.

(e)          Seller shall not be liable under this Article VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

(f)          For the avoidance of doubt, Buyer shall not be entitled to any indemnification under this Article VII if any Tax attributes of the Company (including, but not limited to, net operating loss carryovers, capital loss carryovers, adjusted basis or credits) are not available to the Company, Buyer or any other Person for any Tax period (or portion thereof) beginning after the Closing Date.

(g)          For purposes determining the amount of any Loss under this Article VII relating to any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

30

7.05          Indemnification Procedures .

(a)          Third-Party Claims.

(i)          If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Buyer Indemnified Person or Seller Indemnified Person, as the case may be, against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.

(ii)         In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section  7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.

(iii)        If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(iv)        Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(v)         The provisions of this Section 7.05(a) shall not apply to Tax Contests, which shall be governed by the provisions of Section 6.09(g).

(b)          Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made by the Third-Party Claim claimant to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party by the Third-Party Claim claimant from all liabilities or obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The provisions of this Section 7.05(b) shall not apply to Tax Contests, which shall be governed by the provisions of Section 6.09(g).

31

(c)          Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.06         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.07         Exclusive Remedies; Non-Recourse.

(a)          Subject to Section 8.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from common law fraud or intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement or the Transaction Documents) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or any Transaction Document, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or any Transaction Document it may have against the other parties hereto, their Affiliates or each of their respective Representatives arising under or based upon any Law, except (i) pursuant to the indemnification provisions set forth in this Article VII or (ii) for claims arising from common law fraud or intentional fraud on the part of a party hereto in connection with this Agreement or the transactions contemplated by this Agreement and the Transaction Documents. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.10 or to seek any remedy on account of common law fraud or intentional fraud by any party hereto.

32

(b)          This Agreement and the Transaction Documents may only be enforced against the parties hereto or thereto (and their permitted successors and permitted assigns). All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents (including any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties (and their permitted successors and permitted assigns), and no officer, Representative, equityholder, controlling person, agent or Affiliate of any party (including any Person negotiating or executing this Agreement on behalf of a party) shall have any liability or obligation with respect to this Agreement, a Transaction Document or with respect to any claim or cause of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement, the Transaction Documents or the negotiation, execution or performance of this Agreement or the Transaction Documents (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement).

7.08         Other Indemnification Matters.

(a)          NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT OTHER THAN THIS SECTION 7.08, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES, AND THE RECOVERY BY A INDEMNIFIED PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF INDEMNIFICATION UNDER THIS ARTICLE VII (INCLUDING FOR ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT), SHALL, EXCEPT IN THE CASE OF COMMON LAW FRAUD OR INTENTIONAL FRAUD, BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY INDEMNIFIED PERSON BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY SUCH INDEMNIFIED PERSON.

(b)          Notwithstanding Section 7.08(a), for purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party who is not a Buyer Indemnified Party or Seller Indemnified Party, and (ii) such damages are recovered against a Buyer Indemnified Party or Seller Indemnified Party by a Person that is a third party who is not a Buyer Indemnified Party or Seller Indemnified Party. This Section 7.08 shall operate only to limit a party’s liability and shall not operate to increase or expand any contractual obligation of a party hereunder.

(c)          Any liability for indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

33

Article VIII
MISCELLANEOUS

8.01         Expenses. Except as otherwise expressly provided herein (including Section 6.09 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

if to Buyer, to:

HWC Wire & Cable Company

10201 North Loop East

Houston, Texas 77029

Attention: James L. Pokluda III, President & CEO

Facsimile No.: (713) 609-2168

Email Address: JPokluda@houwire.com

with a copy (which shall not constitute notice) to:

Baker Botts LLP

One Shell Plaza

910 Louisiana

Houston, Texas 77002

Attention: Timothy S. Taylor

Facsimile No.: (713) 229-7784

Email Address: timothy.taylor@bakerbotts.com

if to any Seller, to:

DXP Enterprises, Inc.

7272 Pinemont

Houston, Texas 77040

Attention: Kent Yee, SVP Corporate Development

Facsimile No.: (713) 996-6570

Email Address: Kent.Yee@DXPE.com

34

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

Fulbright Tower

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: Brian Fenske

Facsimile No.: (713) 651-5557

Email Address: brian.fenske@nortonrosefulbright.com

8.03         Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” and all variations thereof shall mean “including, without limitation” (and its corresponding variations); (b) the word “or” will have the inclusive meaning represented by the phrase “and/or”; (c) “party” and “parties” mean parties to this Agreement; (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) “shall” and “will” have equal force and effect. Unless the context otherwise requires, references herein: (s) to Articles, Sections, Disclosure Letter and Exhibits mean the Articles and Sections of, and Disclosure Letter delivered pursuant to and Exhibits attached to, this Agreement; (t) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (u) to a writing includes a facsimile or email transmission of it and any means of reproducing its words in a tangible and permanently visible form; (v) all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Houston, Texas; (w) references to “$” or to “dollars” shall mean the lawful currency of the United States of America; (x) all references to “day” or “days” shall mean calendar days unless specified as a “Business Day”; (y) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.05         Severability. If any term or provision of this Agreement or a Transaction Document is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Transaction Document or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement or such Transaction Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

35

8.06         Entire Agreement. This Agreement, the Confidentiality Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits, the Transaction Documents and the Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties any rights or remedies hereunder; provided, however, that (i) the D&O Indemnified Persons and the Company employees are intended third-party beneficiaries of Sections 6.04 and 6.02, respectively and (ii) the Seller Indemnified Persons and Buyer Indemnified Persons are intended third-party beneficiaries of Article VII. None of the parties is relying upon any statement or representation of the other party except as expressly set forth herein or in a Transaction Document and each party is relying on its own judgment in connection with the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby.

8.07         Successors and Assigns. Neither this Agreement, any Transaction Document, nor any of the rights, interests or obligations under this Agreement or any Transaction Document may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of Seller and Buyer, and any such assignment without such prior written consent shall be null and void. No assignment shall release the assigning party of its obligations or liabilities under this Agreement or a Transaction Document to which it is a party. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.08         Amendment and Modification; Waiver. This Agreement or any Transaction Document may only be amended, modified or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement or a Transaction Document shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement or a Transaction Document shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.09         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement, the Transaction Documents and the legal relations between the parties with respect hereto or thereto shall be governed by and construed in accordance with the domestic laws of the State of Texas without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.

(b)          Any dispute, controversy, claim or action arising out of or relating to this Agreement, any Transaction Document and any documents contemplated hereby or thereby, each as amended from time to time, including regarding the validity or effect of this Agreement, any Transaction Document or the performance, breach, validity, interpretation, application or termination hereof or thereof, and any of the transactions contemplated hereunder or thereunder, but excluding a dispute, controversy or claim governed by Article III, shall be brought in the federal or state courts located in the City of Houston, State of Texas. Each of the parties (a) irrevocably submits to the exclusive jurisdiction of and laying of venue in each such court in any such dispute, controversy, claim or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims and actions shall be heard and determined only in such courts and (d) agrees not to bring any dispute, controversy, claim or action arising out of or relating to this Agreement or any documents contemplated hereby or any of the transactions contemplated hereunder in any other court.

36

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09(c).

8.10         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages, except as limited by Article VII) to seek and obtain without interference or challenge from the other party (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation or (b) an injunction restraining such breach or threatened breach. The parties hereby agree (x) not to raise any objection to the availability to the other party of the equitable remedy of specific performance, (y) to prevent or restrain breaches of or threatened breaches of this Agreement or any Transaction Document by the other party or (y) to specifically enforce the terms and provisions of this Agreement to prevent breaches of or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement or any Transaction Document. Each party further agrees that, to the maximum extent permitted by Law, no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and each party irrevocably waives, to the maximum extent permitted by Law, any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.11         Seller Disclosure Letter. For the purposes of the Seller’s Disclosure Letter, any information, item or other disclosure set forth in any part of the Disclosure Letter shall be deemed to have been set forth in all other applicable parts of the Disclosure Letter and disclosed not only in connection with the representation and warranty specifically referenced on a given part of the Disclosure Letter, but for all purposes relating to the representations and warranties set forth in Article IV of this Agreement, and shall be deemed to be disclosed and incorporated by reference in any other part of the Disclosure Letter as though fully set forth in such part of the Disclosure Letter for which applicability of such information and disclosure is relevant, however, provided, that the relevance of such disclosure to such other parts of the Disclosure Letter is reasonably apparent from the terms of the disclosure in either the part of the Disclosure Letter where such disclosure appears or such other part(s) of the Disclosure Letter. Inclusion of information in any part of the Disclosure Letter shall not be construed as an admission that such information is material to the business, properties, financial condition or results of operations of any Company Group Entity or the Company Group as a whole. Matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein, and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in the Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The mere listing of a contract or agreement in the Disclosure Letter will not be sufficient to disclose an exception to a representation or warranty unless the representation or warranty only pertains to the existence of such contract or agreement.

37

8.12         Counterparts

(a)          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(b)          A signature page to this Agreement, any Transaction Document or any other document prepared in connection with the transactions contemplated hereby that contains a copy of a party’s signature and that is sent by such party or its agent with the apparent intention (as reasonably evidenced by the actions of such party or its agent) that it constitute such party’s execution and delivery of this Agreement, any such Transaction Document or any such other document, including a document sent by facsimile transmission or by email in portable document format (pdf) (or reasonably similar imaging method), shall have the same effect as if such party had executed and delivered an original of this Agreement, any such Transaction Document or any such other document. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, any Transaction Document or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

[SIGNATURE PAGE FOLLOWS]

38

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

BUYER:

HWC WIRE & CABLE COMPANY

By:	/s/ James L. Pokluda III
Name:	James L. Pokluda III
Title:	President and Chief Executive Officer

Signature Page to Stock Purchase Agreement

SELLER:

DXP Enterprises, Inc.

By:	/s/ Kent Yee
Name:	Kent Yee
Title:	Senior Vice President – Corporate Development

Signature Page to Stock Purchase Agreement

Exhibit A

Glossary of Definitions

Each of the terms below has the meaning set forth in the provision of this Agreement identified opposite such term in the table below.

Term	Provision
Agreement	Preamble
Annual Financial Statements	Section 4.06(a)
Anti-Bribery Laws	Section 4.22(a)
Arbiter	Section 3.02(d)
Arbiter Fees	Section 3.02(d)
Balance Sheet	Section 4.06(a)
Balance Sheet Date	Section 4.06(a)
Benefit Plan	Section 4.14(a)
Buyer	Preamble
Buyer Benefit Plans	Section 6.02(c)
Buyer Indemnified Person	Section 7.02
Buyer Prepared Tax Return	Section 6.09(a)(ii)
Closing	Section 2.04
Closing Date	Section 2.04
Common Stock	Section 4.03(a)
Company	Recitals
Company Continuing Employee	Section 6.02(a)
Company Group Insurance Policy	Section 6.12(a)
Company Group Plans	Section 4.14(a)
Company Intellectual Property	Section 4.10(b)
D&O Indemnified Persons	Section 6.04
Deductible	Section 7.04(a)
De Minimis Threshold	Section 7.04(a)
Direct Claim	Section 7.05(c)
Disputed Items	Section 3.02(d)
Economic Sanction Laws	Section 4.22(b)
Effect	Within the definition of Material Adverse Effect
Embargoed Targets	Section 4.22(b)
Estimated Net Working Capital	Section 3.01
Final Balance Sheet	Section 3.02(a)
Final Net Working Capital	Section 3.02(a)
Financial Statements	Section 4.06(a)
General Cap	Section 7.04(b)
Indemnified Party	Section 7.04
Indemnifying Party	Section 7.04
Intellectual Property	Section 4.10(a)
Interim Balance Sheet	Section 4.06(a)
Interim Balance Sheet Date	Section 4.06(a)
Interim Financial Statements	Section 4.06(a)
Leases	Section 4.09(b)
LOA Employee	Section 6.02(a)
Material Contracts	Section 4.08(a)
Material Customer	Section 4.20

A-1

Term	Provision
Material Suppliers	Section 4.21
Multiemployer Plan	Section 4.14(d)
Objection Notice	Section 3.02(c)
Other Tax Contest	Section 6.09(g)(iii)
Permitted Encumbrances	Section 4.09(a)
Policies	Section 4.19
Post-Closing Statement	Section 3.02(a)
Pre-Adjustment Purchase Price Statement	Section 3.01
Pre-Closing Insurance Claim	Section 6.12(e)
Pre-Closing Tax Contest	Section 6.09(g)(ii)
Property Taxes	Section 6.09(c)
Purchase Price	Section 2.02(a)
Qualified Benefit Plan	Section 4.14(b)
Releasing Party	Section 6.11
Restricted Period	Section 6.10(a)
Review Period	Section 3.02(c)
Seller	Preamble
Seller Indemnified Person	Section 7.03
Seller Prepared Tax Return	Section 6.09(a)(i)
Seller Plans	Section 6.02(a)
Shares	Recitals
Straddle Period	Section 6.09(a)(ii)
Survival Termination Date	Section 7.01
Tax Contest	Section 6.09(g)(i)
Third-Party Claim	Section 7.05(a)(i)
Title IV Plan	Section 4.14(d)
Transfer Taxes	Section 6.09(e)
Transition Services Agreement	Section 2.03(a)(ii)
Ultimate Cap	Section 7.04(b)

The following terms have the meanings specified or referred to below:

“Accounts Receivable” means any trade accounts receivable, amounts to be paid for work in process and all other rights to payment owed to any Company Group Entity (other than from a Company Group Entity) as determined in accordance with GAAP in a manner consistent with such Company Group Entity’s customary historical billing practices, as reflected in the Annual Financial Statements.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” (and correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a corresponding or similar provision of state, local or foreign Tax Law.

A-2

“Approval” means any notice, report, filing, approval, order, authorization, consent, license, permit, franchises, qualification or registration or waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Books and Records” means to the extent applicable or to the extent such exists as of the date of this Agreement, minutes books, stock books, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, members, customer and supplier lists, Contracts, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, including, in the case of the Company Group Entities, books and records relating to, and tangible embodiments of, Intellectual Property.

“Business Day” means any day except Saturday, Sunday or any other day on which the Federal Reserve Bank of Dallas is closed for business.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 5.01 (Organization and Authority of Buyer) and Section 5.06 (Brokers).

“Cash” means the sum of cash and cash equivalents as determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including (i) any unknown, unsuspected or undisclosed claim or right and (ii) any claim or right that may be asserted or exercised by a Releasing Party, in each case solely in the Releasing Party’s capacity as a director, officer, manager or employee of any Company Group Entity, or in any other capacity.

“Closing Cash” means the amount of Cash determined as of the close of business on the Closing Date.

“Closing Debt” means the total amount of the Debt of the Company determined as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and its Subsidiaries, collectively.

“Company Group Entity” means any one entity in the Company Group.

“Company Subsidiary” means a Subsidiary of the Company.

“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin and tungsten, or other minerals or derivatives designated as “Conflict Minerals” by the U.S. Secretary of State.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 16, 2016, between Buyer and Seller.

A-3

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, to the extent there are remaining obligations of any party thereunder.

“Current Assets” means, as the close of business on the Closing Date, the current assets of the Company as determined in accordance with this Agreement and GAAP applied on a basis consistent with the Company’s past practice, excluding Cash.

“Current Liabilities” means, as of the close of business on the Closing Date, the current liabilities of the Company as determined in accordance with this Agreement and GAAP applied on a basis consistent with the Company’s past practice, excluding Debt and Taxes.

“Damages” means any and all claims, demands, suits, actions, causes of action, losses, costs, damages, judgments, penalties, assessments, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees and court or arbitration costs.

“Data Room” means the online electronic documentation site established by Ansarada on behalf of Seller in connection with the transactions contemplated by this Agreement.

“Debt” means, without duplication, (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty, and (c) all reimbursement obligations of the Company in respect of any letter of credit, banker’s acceptance or similar credit transaction (but, for purposes of determining the amount of the Closing Debt, only those reimbursement obligations that are due and payable on the Closing Date).

“Disclosure Letter” means the Disclosure Letter delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Employees” means those individuals that have been exclusively providing services to the business conducted by the Company Group Entities regardless of whether such individual was employed by the Seller or any Company Group Entity and who are employed by a Company Group Entity immediately prior to the Closing.

“Employment Agreements” mean the employment agreements between the Company and each of Mark Klosek, David Kujanek, Kevin Kourtz and John Sczerbinski.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Enterprise Value” means $32,300,000.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

A-4

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata); or (b) concerning the presence of, exposure to or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Approval, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with any Company Group Entity would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Net Working Capital Adjustment” means (a) if the Estimated Net Working Capital is greater than the Target Net Working Capital, the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, or (b) if the Estimated Net Working Capital is less than the Target Net Working Capital, the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (a) above shall be deemed to be a positive number and any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Final Net Working Capital Adjustment” means (a) if the Final Net Working Capital is greater than the Target Net Working Capital, the amount by which the Final Net Working Capital is greater than the Target Net Working Capital, or (b) if the Final Net Working Capital is less than the Target Net Working Capital, the amount by which the Final Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (a) above shall be deemed to be a positive number and any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles consistently applied by the Company.

A-5

“Governmental Authority” means any supranational, national, state, municipal or local government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, non-U.S., international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi-governmental entity established by a Governmental Entity, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section A-1 of the Disclosure Letter after reasonable inquiry of the books, records and employees of the Seller and its Affiliates (including the Company Group Entities).

“Law” means any federal, state, foreign, local, municipal or other law, statute, code, order, constitution, treaty, common law, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that is or could reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), assets (including intangible assets), liabilities (taken together), business or results of operations of the Company Group, taken as a whole; except to the extent any such Effect results from or arises out of (i) changes in general economic conditions, (ii) changes affecting the industry or a segment of the industry or a geographic region generally in which any Company Group Entity operate, (iii) the announcement or pendency of the transactions contemplated by this Agreement or the Transaction Documents, (iv) the disclosure of the fact that Buyer is the prospective acquirer of the Company, (v) changes in laws or the interpretation thereof, (vi) moratoriums, bans or other restrictions or prohibitions imposed on the industries in which any Company Group Entity operates, (vii) changes in accounting principles, (viii) acts of war or terrorism, (ix) actions taken by Buyer or any of its Affiliates or Representatives or (x) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document, so long as, in the cases of clauses (i), (ii), (v), (vi), (vii) and (viii), the Company Group is not materially disproportionately affected by such conditions as compared with other businesses in the same industry as the Company Group.

A-6

“Net Working Capital” means Current Assets minus Current Liabilities.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, operating agreement, limited liability company agreement, formation agreement, joint venture agreement, or other similar organizational documents of such entity (in each case, as amended).

“Parent Guaranty” means that certain Guaranty signed by Houston Wire & Cable Company, a Delaware corporation and the sole stockholder of Buyer, in the form of Exhibit D attached hereto.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, proprietorship, trust, association, other business organization or Governmental Authority.

“Pre-Adjustment Purchase Price” means an amount equal to (a) the Enterprise Value, plus (b) the estimated Closing Cash as reflected in the Pre-Adjustment Purchase Price Statement, minus (c) the estimated Closing Debt as reflected in the Pre-Adjustment Purchase Price Statement, plus (d) the Estimated Net Working Capital Adjustment (which may be a negative number).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period beginning before and ending on the Closing Date.

“Post-Adjustment Purchase Price” means an amount equal to (a) the Enterprise Value, plus (b) the Closing Cash as reflected in the Post-Closing Statement, minus (c) the Closing Debt as reflected in the Post-Closing Statement, plus (d) the Final Net Working Capital Adjustment (which may be a negative number).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Agreements” means those release agreements signed by each of David Little, Mac McConnell, Stephen Wick and Kent Yee in the form of Exhibit E attached hereto.

“Representative” means, with respect to any Person, any and all directors, manager, officers, employees, consultants, financial advisors, counsel, accountants and agents of such Person.

“Restricted Business” has the meaning set forth in Section A-2 of the Disclosure Letter.

“Seller Affiliated Group” means an Affiliated Group which includes Seller.

A-7

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization and Authority of Seller); the first sentence of Section 4.02 (Organization, Authority and Qualification of the Company); Section 4.03 (Capitalization); Section 4.04(b) (Company Subsidiaries); Section 4.16 (Taxes); and Section 4.17 (Brokers).

“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

“Target Net Working Capital” means $14,687,736.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom, duty, unclaimed property or escheat obligations, or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority; (ii) any liability for the items described above of another Person imposed by applicable Law, including Treasury Regulation Section 1.1502-6 or similar provision of foreign, state or local Law; and (iii) any liability for payment of amounts described in clauses (i) or (ii) as a result of transferee or successor liability, any tax sharing, tax indemnity, or tax allocation agreement (other than any agreement entered in the ordinary course of business that does not principally relate to Taxes, including lease and financing agreements), or any other contract to indemnify any other Person for any such amounts (other than any contract entered in the ordinary course of business that does not principally relate to Taxes, including lease and financing contracts).

“Tax Return” means any return, statement, rendition, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) required to be filed with respect to Taxes, and including any amendment thereof.

“Territory” means the United States of America.

“Transaction Documents” means, collectively, this Agreement, the Disclosure Letter, the Transition Services Agreement, the Release Agreements, the Employment Agreements and any other document required by this Agreement to be delivered by a party at or prior to Closing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

A-8